                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No.  )




                                Citfed Bancorp
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  173029109
  -----------------------------------------------------------------------------
                                 (Cusip Number)




Check the following if a fee is being paid with this statement ___.    (A fee
is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                      (Continued on the following page(s))

                                                SCHEDULE 13G

 CUSIP NO. 74435P-10-4                                                                 PAGE 2 OF 19 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON MCDONALD & CO. SECURITIES                                                |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                  34-1391952                                       |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                           NOT APPLICABLE                                          |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | SOURCE OF FUNDS*                                                                                  |
|     |                                                                                                   |
|     |                                           NOT APPLICABLE                                          |
|     |                                                                                                   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   5 | CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT                                 |
|     | TO ITEMS 2(d) OR 2(e)                                                                       [   ] |
|     |                                                                                              ---- |
|     |                                                                                                   |
|     |                                           NOT APPLICABLE                                          |
|-----|---------------------------------------------------------------------------------------------------|
|   6 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                                           CLEVELAND, OH                                           |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     7 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |                      0                                          |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     8 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                      0                                          |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     9 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |                      577,822                                    |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |    10 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |                      0                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|  11 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                                                        577,822                                    |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN                                    |
|     | SHARES*                                                                                     [   ] |
|     |                                                        NOT APPLICABLE                        ---- |
|-----|---------------------------------------------------------------------------------------------------|
|  13 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                                |
|     |                                                                                                   |
|     |                                                        6.73%                                      |
|-----|---------------------------------------------------------------------------------------------------|
|  14 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                                                        BD                                         |
-----------------------------------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON  D.C.  20549

                                  SCHEDULE 13G

                 Under the Securities and Exchange Act of 1934

                               (Amendment No.  8)

ITEM 1 (A).  NAME OF ISSUER:

                          Citfed Bancorp Inc.
-----------------------------------------------------------------------------


ITEM 1 (B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                          1 Citizens Federal Center
-----------------------------------------------------------------------------
                          Dayton, Oh 45402
-----------------------------------------------------------------------------


ITEM 2 (A).  NAME OF PERSON FILING:
                          McDonald & Co. Securities
                          Henery Kerr, Senior V.P. & General Counsel
-----------------------------------------------------------------------------


ITEM 2 (B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                          800 Superior Ave
-----------------------------------------------------------------------------
                          Cleveland, Oh 44114
-----------------------------------------------------------------------------


ITEM 2 (C).  PLACE OF ORGANIZATION:

State of Ohio
-----------------------------------------------------------------------------


ITEM 2 (D).  TITLE OF CLASS OF SECURITIES:

Common Stock
-----------------------------------------------------------------------------


ITEM 2 (E).  CUSIP NUMBER:

                         173029109
-----------------------------------------------------------------------------


ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
                     13D - 2 (B), INDICATE TYPE OF PERSON FILING:

BD
-----------------------------------------------------------------------------

                                     3 of 5

ITEM 4.  OWNERSHIP:

          (a)  Amount of beneficially owned:                                       shares 577,822
                                                                            ---------------------
          (b)  Percent of class:                                                             6.73%
                                                                            ---------------------
          (c)  Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote                                      0
                                                                                         --------
             (ii) Shared power to vote or to direct the vote                                    0
                                                                                         --------
            (iii) Sole power to dispose or to direct the disposition of                   577,822
                                                                                         --------
             (iv) Shared power to dispose or to direct the  disposition of                      0
                                                                                         --------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable
          --------------

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

          None
          ----

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY:

          Identification:
                           ---------------------
          Classification:  (B) Not Applicable
                           --------------------------------

                           -------------------

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:

          Not Applicable
          --------------

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable
          --------------



                                     4 of 5

ITEM 10.  CERTIFICATION

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.


By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 2/10/97
     ------------



By: /s/ Henry Kerr
    --------------------
    Senior Vice President, General Counsel





                                     5 of 5